Exhibit 23.  Consent of KPMG LLP.
[KPMG LETTERHEAD]



                    CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Princeton National Bancorp, Inc:

We consent to incorporation by reference in the registration statements (No.'s 333-62643, 333-10641, 333-69010) on Form S-8 of Princeton National Bancorp, Inc., of our report dated January 28, 2000, except for Note 14, which is as of February 17, 2000, relating to the consolidated balance sheets of Princeton National Bancorp, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Princeton National Bancorp, Inc.


                                        /s/ KPMG LLP


Chicago, Illinois
March 27, 2000